SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              ____________________



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): January 7, 2003


                            WESTMINSTER CAPITAL, INC.
               (Exact Name of Registrant as Specified in Charter)



          Delaware                     1-4923                  95-2157201
(State of Other Jurisdiction         (Commission              (IRS Employer
     of Incorporation)               File Number)           Identification No.)



                          9665 Wilshire Boulevard, M-10
                         Beverly Hills, California 90212
                    (Address of Principal Executive Offices)


                                 (310) 278- 1930
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5. OTHER EVENTS.

     On January 7, 2003, a Stipulation of Settlement was filed with the Delaware Court of Chancery setting forth terms of a proposed settlement regarding the lawsuit filed in connection with the tender offer by Westminster Capital, Inc. ("WESTMINSTER") to purchase any and all of its common stock at $2.80 per share (the "OFFER").

     The Offer was made upon the terms and conditions set forth in the Offer to Purchase dated April 18, 2002 and related Letter of Transmittal. The purpose of the Offer was to provide the holders of Westminster's common stock with liquidity for their shares at a price that the board of directors, based on the unanimous recommendation of a special committee consisting of independent members of the board of directors, had determined to be fair to Westminster's stockholders, other than William Belzberg, Hyman Belzberg, Keenan Behrle and certain other stockholders who advised Westminster that they did not intend to tender their shares pursuant to the Offer.

     On April 19, 2002, Barry Blank, on behalf of himself and other similarly situated stockholders, filed a complaint in the Delaware Court of Chancery against Westminster and its directors in connection with the Offer, alleging, among other things, that the Offer was unfair. Although the plaintiff requested that the Offer be enjoined pending the outcome of the lawsuit, the Court denied the plaintiff's request to schedule a preliminary injunction hearing and the Offer was closed without resolving the lawsuit. The parties to the lawsuit have engaged in settlement discussions over the past several months. As a result of these discussions, the parties have reached a proposed settlement whereby all class members will receive $3.00 per share of Westminster common stock (less a pro rata share of attorneys' fees) (the "SETTLEMENT").

     If the Delaware Court of Chancery enters an Order of Final Judgment approving the Settlement, the Settlement will be consummated as follows: (i) Westminster will pay each stockholder that tendered common stock in the Offer an additional $0.20 per share (less a pro rata share of attorneys' fees); (ii) Westminster will purchase the common stock owned by Barry Blank, which is represented to be approximately 349,300 shares, for $3.00 per share (less a pro rata share of attorneys' fees); and (iii) William Belzberg, Hyman Belzberg, Greggory Belzberg and Keenan Behrle ("CONTINUING SHAREHOLDERS") will contribute their shares of common stock to a new company which will then own in excess of 90% of Westminster's outstanding common stock and the new company will then merge with and into Westminster, and each of the stockholders of Westminster will be entitled to receive $3.00 per share for their shares of common stock (less a pro rata share of attorneys' fees) and the stockholders of the new company (i.e. the Continuing Stockholders) will receive shares of stock of Westminster. Upon completion of the foregoing merger, Westminster will be privately held by the Continuing Stockholders. If any of Westminster's stockholders entitled to receive cash for their shares in the merger object to the price, they may exercise appraisal rights as provided under the Delaware General Corporation Law.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


January 7, 2003                             WESTMINSTER CAPITAL, INC.


                                            By:    /S/ WILLIAM BELZBERG
                                                ------------------------------
                                                   William Belzberg
                                                   Chief Executive Officer



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